Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
Austin           Milan
Beijing          Munich
Boston          New York
Brussels       Orange County
Chicago        Paris
Dubai            Riyadh
Düsseldorf    San Diego
Frankfurt       San Francisco
Hamburg       Seoul
Hong Kong    Silicon Valley
Houston        Singapore
London         Tel Aviv
Los Angeles  Tokyo
Madrid           Washington, D.C.

August 29, 2025
Joby Aviation, Inc.
333 Encinal Street
Santa Cruz, California 95060
Re: Registration Statement on Form S-3 (No. 333-282809); 5,325,585 shares of common stock, $0.0001 par value per share
To the addressee set forth above:
We have acted as special counsel to Joby Aviation, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time of 5,325,585 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, by the selling securityholder as described in the Prospectus (as defined below). The resale of the Shares is covered by the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2024 (Registration No. 333-282809) the “Registration Statement”), a base prospectus dated October 24, 2024 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a prospectus supplement dated August 29, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

August 29, 2025 Page 2
In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 29, 2025 and to the reference to our firm in the Prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP